Exhibit 99.1

Ellington Financial LLC Reports Fourth Quarter 2015 Results
OLD GREENWICH, Connecticut—February 16, 2016
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended December 31, 2015.
Highlights

•
Net increase in shareholders' equity resulting from operations ("net income") for the fourth quarter was $1.8 million, or $0.05 per basic and diluted share, as compared to net income of $3.9 million, or $0.12 per basic and diluted share, for the quarter ended September 30, 2015.

•
Book value per share as of December 31, 2015 was $21.80 on a diluted basis, after payment of a quarterly dividend in the fourth quarter of $0.50 per share, as compared to book value per share of $22.22 on a diluted basis as of September 30, 2015.

•	Our Credit strategy generated gross income of $6.8 million for the quarter ended December 31, 2015.

•	Our Agency strategy generated gross income of $0.7 million for the quarter ended December 31, 2015.

•
In accordance with the guidance we provided last quarter, we repurchased approximately 291,000 shares during the quarter, at an average price per share of $17.23 for a total cost of approximately $5.0 million.

•
Our Board of Directors declared a dividend of $0.50 per share for the fourth quarter of 2015, equating to an annualized dividend yield of 12.2% based on the February 12, 2016 closing price of $16.35; dividends are paid quarterly in arrears.

Fourth Quarter 2015 Results
"In the fourth quarter, EFC generated net income of $1.8 million, or $0.05 per share, including the full impact of mark-to-market adjustments," said Laurence Penn, Chief Executive Officer and President. "We have been warning for some time of the potential for significant shocks in the high-yield corporate credit markets, with potential spillover into related markets, such as more recent vintage CLOs. As a result, in the fourth quarter we reduced our leverage by selling both Agency and non-Agency RMBS, we increased our cash holdings, and we maintained our high-yield short position credit hedges. Our intention of course is to re-invest this excess cash and add back leverage with respect to these and our other targeted assets as we see more attractive entry points, which we expect to see over the coming months. Meanwhile, over the course of the quarter we continued to increase our investments in consumer loans and small balance commercial loans, and just as importantly we increased our projected pipeline of future investments in these areas. The pace of our non-QM loan purchases is accelerating, and we remain optimistic about the opportunities in this growing segment of our portfolio.
"During the fourth quarter, we had excellent contributions from our distressed small balance commercial mortgage loan business as well as our growing consumer loan business, where we have recently added yet another forward flow purchase agreement. These two particular businesses, in addition to providing us a pipeline of investments over which we have greater control and visibility, have the additional benefit of being less exposed to interest rate movements and global macroeconomic events. We remain focused on capitalizing on the wide array of opportunities presented by our broader base of asset classes, and the increasing diversity of our credit portfolio.
"Last quarter, we announced that in the event our shares continued to trade at a significant discount to book value, we planned to repurchase in the open market approximately $5.0 million of our shares per quarter in the coming quarters, and to institute a 10b5-1 plan to maximize the number of trading days available to implement these repurchases. We executed these share repurchases in the fourth quarter according to plan, with a $0.04 accretive effect on our diluted book value per share. Given that our shares our still trading at a significant discount to book value, we expect to continue with this plan."
Market Overview
During the fourth quarter, fixed-income markets continued to be impacted by concerns over the health of the Chinese economy and the decline in commodity prices. In December, for the first time since June 2006, the Federal Reserve raised its target interest rate by 0.25%. While this increase was both modest in size and widely expected, the actual implementation was significant in that it made official the Federal Reserve's view that the U.S. economy was on solid footing, and represented a reversal in course from previous monetary easing policy actions. The increase in the target interest rate put upward pressure on interest rates, especially shorter-term rates, during the fourth quarter. While there was also upward pressure on longer-term interest rates, this upward pressure was somewhat muted by global market concerns and the increase in demand for safe haven securities. The 10-year U.S. Treasury yield ended the fourth quarter at 2.27% as compared to 2.04% at the end of the third quarter, an increase of 23 basis points, and the 2-year U.S. Treasury yield increased 42 basis points, from 0.63% to 1.05% over the course of the quarter. During the fourth quarter, the 2-year swap rate increased 43 basis points while the 10-year swap rate increased only 18 basis points. The average rate for a fixed rate 30-year conventional mortgage also increased over the course of the fourth quarter, rising to 4.01% as of December 31, 2015 from 3.86% as of September 30, 2015.
Credit
Our Credit strategy generated gross income of $6.8 million for the fourth quarter, or $0.20 per share. This strategy includes non-Agency RMBS; CMBS; performing, sub-performing, and non-performing residential and commercial mortgage loans; consumer loans; CLOs; investments in mortgage-related entities; distressed corporate debt and equity; interest rate hedges; credit hedges (including relative value trades involving credit hedging instruments); and our equities trading strategy. Income from our Credit strategy was primarily driven by interest income and other income, net interest rate hedges, and net credit hedges and other activities, partially offset by net realized and unrealized losses on investments, interest expense, and other investment related expenses. During the fourth quarter, we turned over approximately 13% of our Credit bond portfolio, as measured by sales, excluding paydowns. Active portfolio trading is a key component of our strategy, and we trade our bond portfolio not only for the generation of total return, but also to enhance the composition of our portfolio. As of December 31, 2015, our total long Credit portfolio declined slightly to $600.5 million, as compared to $618.4 million as of September 30, 2015. Over the course of the fourth quarter, we net sold non-Agency RMBS, as we believed certain positions within those portfolios had become fully valued and as we anticipated more favorable future entry points. The decline in our non-Agency RMBS portfolio was partially offset by an increase in our investments in consumer loans, small balance commercial and non-QM residential mortgage loans, as well as an increase in our cash holdings. Our RMBS, CMBS, consumer and commercial mortgage loans, interest rate hedges, and credit hedges (including relative value trades involving credit hedging instruments), all contributed positively to our results for the quarter, while our distressed debt and equity investments and our equities trading strategy served as a drag on our results. We implement our equities trading strategy through the use of total return swaps, and their contribution to our results is included in our summary operating results under the caption "Net credit hedges and other activities."

Yield spreads on non-Agency RMBS were generally not immune to the broader fourth quarter market widening, although as in the third quarter this sector was somewhat less impacted than other credit sectors. A stable housing market continues to support the non-Agency RMBS sector, while on the technical side the sector continues to be supported by the absence of a robust new issue market (in contrast with the CMBS sector, where new issue supply has been heavy). Over the course of the year, we steadily sold down our legacy non-Agency RMBS, primarily in order to redeploy the net proceeds to our other targeted Credit assets, and more recently in order to increase our cash holdings. While our non-Agency RMBS portfolio currently represents a much smaller portion of our total Credit portfolio than it ever has, it continues to be a core segment of our overall portfolio. We intend to continue to opportunistically increase and decrease the size of this portfolio as market conditions vary. As of December 31, 2015, our investments in U.S. non-Agency RMBS totaled $217.8 million as compared to $266.0 million as of September 30, 2015, and as compared to $530.3 million as of December 31, 2014.
Our credit hedges are primarily in the form of short positions on credit default swaps, or "CDS," on high-yield corporate bond indices, as well as tranches and options on these indices, and we opportunistically overlay these positions with certain relative value long/short positions involving the same or similar instruments. Toward the end of 2015, prices on high-yield corporate CDS indices increased, leading to net losses on our credit hedges. However, our relative value long/short overlay positions generated net gains, more than offsetting these losses. We had net gains on our interest rate hedges, as interest rates increased over the course of the fourth quarter. Our interest rate hedges are principally in the form of interest rate swaps and, to a lesser extent, Eurodollar and U.S. Treasury futures. Our foreign currency hedges offset the impact of foreign currency related transaction and translation losses from our holdings denominated in euros and British pounds. We believe that the credit markets remain vulnerable to potential additional yield spread widening, and so we intend to continue to hedge our portfolio using CDS indices and other credit hedging instruments. We believe that our publicly traded partnership structure affords us valuable flexibility, especially with respect to our ability to reduce exposures nimbly through hedging both credit and interest rate risks. At the same time, we believe that any additional substantial yield spread widening will lead to attractive opportunities for us, especially given the many diverse sectors in which we are active.
During the fourth quarter, volatile conditions in global financial markets and heavy CMBS new issuance continued to put substantial widening pressure on CMBS yield spreads. For the year ended December 31, 2015, CMBS new issuance totaled $61.5 billion, an 8% increase year over year. Despite the difficult market conditions, net of hedges, our CMBS strategy generated positive income for the quarter; this was largely the result of our active trading of the portfolio, which resulted in net realized gains even while CMBS market prices generally trended downward through the quarter. The credit curve steepened, meaning lower rated securities generally experienced greater widening than higher rated securities, as liquidity premiums increased and investor appetite for risk diminished. As of December 31, 2015, our CMBS bond portfolio was comprised entirely of new issue "B-pieces" that we purchased at original issuance. B-pieces are the most subordinated (and therefore the highest yielding and riskiest) CMBS tranches. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is generally available in the secondary market, and to better target the collateral profiles and structures we prefer. As new issue B-piece yields generally tightened during 2015, we reduced our acquisition pace and we took advantage of several favorable selling opportunities. As we reduced our CMBS holdings during the fourth quarter, we realized meaningful gains net of hedges. As of December 31, 2015, our investment in U.S. CMBS was $26.3 million, as compared to $32.2 million as of September 30, 2015.
As of each of December 31, 2015 and September 30, 2015, our portfolio of small balance commercial loans included 25 loans and two real estate owned, or "REO," properties with an aggregate value of $74.8 million and $62.4 million, respectively. Although the number of assets we held quarter over quarter did not change, during the quarter, we resolved certain assets and acquired others. Assets acquired were on average larger in size than those disposed. The number and aggregate value of loans held, as well as the income generated by our loans, may fluctuate significantly from period to period, especially as loans are resolved or sold. Our distressed small balance commercial loan portfolio performed well during the fourth quarter.
During the fourth quarter, European MBS/ABS and CLOs were marked by a general ongoing lack of activity and liquidity. When the European Central Bank, or "ECB," did not loosen monetary policy to the extent that the market participants expected in the fourth quarter, inactivity in these sectors continued, as sellers did not wish to realize losses and buyers sought better pricing. While asset prices generally declined during the fourth quarter, our European CMBS and CLO portfolios benefited from the fact that some of our holdings were called at par, generating net gains. During the fourth quarter we did not acquire any new packages of non-performing Spanish consumer, residential, or commercial mortgage loans; nevertheless we continue to believe that the Spanish and Portuguese non-performing loan markets will present additional attractive opportunities, and we are actively pursuing opportunities in these areas. Overall, net of hedges, including currency hedges, our European non-dollar denominated portfolio generated positive income for the fourth quarter. As of December 31, 2015, our investments in European non-dollar denominated assets totaled $72.5 million, as compared to $77.8 million as of September 30, 2015. As of December 31, 2015 our total holdings of European non-dollar denominated assets included $37.2 million in RMBS, $7.8 million in CMBS, $24.4 million in CLOs, $2.9 million in ABS, and $0.2 million in distressed corporate debt. As of September 30, 2015 our total holdings of European non-dollar denominated assets included $38.0 million in RMBS, $10.3 million in CMBS, $26.3 million in CLOs, $3.0 million in ABS, and $0.3 million in distressed corporate debt. These assets include securities denominated in British pounds as well as in euros.

During the fourth quarter, the effect of market volatility on U.S. CLOs continued to weigh heavily on more recently issued CLOs. While prices of legacy CLOs also declined during the quarter—albeit to a much lesser extent—we believe that their risk/reward profile has greatly improved as the underlying securitizations have continued to de-leverage. Meanwhile, more recently issued CLOs continued to be adversely impacted by aggressive selling by large banks in advance of quarter end, as they contended with the balance sheet limitations imposed by the "Volker Rule." Within our U.S. CLO portfolio, we have focused on the legacy sector, where we have found opportunities in both mezzanine and equity tranches. We have previously avoided more recently issued CLOs since we believed that they did not provide attractive risk-adjusted returns, particularly given that the underlying loans were generally originated with relaxed underwriting standards, or "covenant light" features. While we believe that more recently issued CLOs may fall much further in price, we also believe that this could present a promising buying opportunity over the near to medium term. During the fourth quarter, our total U.S. CLO portfolio declined to $21.6 million as of December 31, 2015, from $30.5 million as of September 30, 2015, partly because certain of our CLO equity positions were optionally redeemed. Since we owned these CLO equity positions at a discount to net asset value, they benefited from the optional redemptions. Inclusive of credit hedges, our U.S. CLO portfolio generated a small net loss for the fourth quarter.
We remain active in non-performing and sub-performing U.S. residential mortgage loans, or "residential NPLs." Year over year, the sales volume of widely distributed offerings of residential NPLs increased roughly 20% to approximately $25.4 billion, with a significant portion of the volume coming from the U.S. Department of Housing and Urban Development, or "HUD," the Government Sponsored Enterprises, or "GSEs," and large banks. While sales volume from HUD has decreased, sales volume from the GSEs, each now a "program seller," has more than offset the impact of diminished HUD activity. The market for large residential NPL pools remains highly concentrated, with the great majority having traded to only a handful of large players who typically securitize the NPLs that they purchase; these buyers include several REITs, private equity firms, and large investment management firms. During the fourth quarter, we were net sellers of residential NPLs and REO, and, as a result, our portfolio decreased in size. Our residential NPL portfolio generated a modest income during the fourth quarter, and our strategy continues to focus on smaller, less-competitive, mixed legacy pools sourced from motivated sellers. As of December 31, 2015, we held $17.0 million in residential NPLs and related foreclosure property as compared to $21.2 million as of September 30, 2015.
During the fourth quarter, under flow agreements with multiple originators, we continued to add to our consumer loan portfolio, which includes unsecured loans as well as auto loans. Our U.S. consumer loan and ABS portfolio performed well in the fourth quarter, although our credit hedges in this portfolio partially offset gross income earned. We expect the contribution from our consumer loan portfolio to increase as the portfolio continues to ramp up in volume. In the fourth quarter we renewed an existing flow agreement for unsecured consumer loans for an additional one-year term, and we continue to actively evaluate other consumer loan originators with whom we may enter into flow arrangements. We are financing most of our consumer loan portfolio with a large investment bank. As of December 31, 2015, our investments in U.S. consumer loans and ABS totaled $112.5 million, as compared to $74.7 million as of September 30, 2015.
The distressed debt market experienced a very weak fourth quarter, resulting in the worst annual performance of distressed debt securities since 2008 and, prior to that, 1989. This weakness was not just confined to the oil and gas space. Rather, broad declines were experienced across sectors including metals, mining, retail and telecom. By the way of illustration, for the year ended December 31, 2015 the distressed sector of the Credit Suisse High Yield Index was down 43.45%, while the distressed sector of the Credit Suisse Leveraged Loan Index was down 41.01%. Given the weak backdrop, we have continued to focus on senior secured leverage loans, and we have opportunistically entered into short positions on energy related companies where we deemed it prudent. We have also kept our portfolio relatively small. Given the historic declines in distressed debt in 2015, we believe there could be attractive opportunities in this sector in the medium term. However, we remain cautious on the market at this time, and we intend to make purchases opportunistically as attractive entry points arise. During the fourth quarter, our distressed corporate debt portfolio, including credit hedges, generated a meaningful net loss. As of December 31, 2015, our net long holdings of distressed corporate debt, including related equity and the underlying value of loans acquired through total return swap contracts, totaled $55.7 million, as compared to $60.9 million as of September 30, 2015.
During the fourth quarter, the pace of our non-QM loan purchases continued to accelerate, and we are hopeful that our investments in non-QM loans will grow meaningfully over the medium to longer term. As of December 31, 2015, our non-QM mortgage loans totaled $9.2 million as compared to $3.5 million as of September 30, 2015. We also had outstanding commitments to purchase non-QM mortgage loans in the amount of $7.7 million as of December 31, 2015, as compared to $4.8 million as of September 30, 2015. In January 2016, we began financing our non-QM loans under a facility with a large investment bank. During the fourth quarter, we invested in a fourth mortgage originator; our investment is principally in the form of secured debt. We expect to continue to explore making investments in other mortgage originators where we see opportunities to enhance longer term enterprise values and/or to establish strategic relationships, including where we could gain access to desirable assets, such as through flow agreements.
Agency
Our Agency strategy generated gross income of $0.7 million, or $0.02 per share, during the fourth quarter of 2015. Interest rates increased and Agency RMBS yield spreads widened during the fourth quarter, resulting in net realized and unrealized losses, which were partially offset by income from our interest rate hedges and other activities.
Consistent with past quarters, as of December 31, 2015, our Agency RMBS were principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. Our Agency strategy also includes RMBS which are backed by ARMs or Hybrid ARMs, and reverse mortgages; and CMOs, including IOs, POs and IIOs. Our Agency strategy also includes interest rate hedges for our Agency RMBS, as well as certain relative value trading positions in interest rate-related and TBA-related instruments.

During the fourth quarter, yield spreads on Agency RMBS continued to widen relative to interest rate swaps. In addition, the 10-year interest rate swap spread to U.S. Treasury securities became even more negative during the fourth quarter than it had been in the third quarter, when this spread had become negative for the first time since 2010. These swap spread movements exacerbated the widening in yield spreads between Agency RMBS and interest rate swaps, and negatively impacted our results for the quarter. Specifically, for the quarter ended December 31, 2015, we had total net realized and unrealized losses of $(11.1) million, or $(0.32) per share, on our aggregate Agency RMBS portfolio, while we had total net realized and unrealized gains of $5.2 million, or $0.15 per share, on our interest rate hedges and other activities. Pay-ups on specified pools also declined during the quarter as interest rates rose, and as the dealer community became increasingly reluctant to hold inventory into the end of the year. Over the course of the quarter, pay-ups on our specified pools decreased to 0.64% as of December 31, 2015 from 0.91% as of September 30, 2015. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the fourth quarter, we continued to use short positions in TBAs to hedge interest rate risk, and these positions generated net gains. However, TBAs generally outperformed specified pools during the quarter, and as a result, the net gains from our short TBAs were outweighed by the net unrealized losses on our specified pools. We actively traded our Agency RMBS portfolio during the fourth quarter in order to take advantage of volatility and to harvest modest gains. Our portfolio turnover for the quarter was 43% (as measured by sales and excluding paydowns), and we captured net realized gains of $1.6 million, excluding hedges.

As of December 31, 2015, our long Agency RMBS portfolio declined to $962.6 million from $1.2 billion as of September 30, 2015. Over the course of the fourth quarter we net sold assets so as to increase our cash positions and be generally more defensively positioned. Our outstanding borrowings declined as a result of these sales, and thus our leverage declined as well. As we see more attractive entry points over the coming months, especially with respect to our other targeted assets, our intention is to re-invest this excess cash and add back leverage.
During the fourth quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of December 31, 2015, the weighted average coupon on our fixed rate specified pools was 4.06%. During the fourth quarter, yield spreads on reverse mortgage pools continued to widen, both in sympathy with the broader RMBS markets and as a result of recent increases in reverse mortgage pool prepayment speeds. In response to this yield spread widening, we added to our reverse mortgage pool holdings. Our Agency RMBS portfolio also includes a small allocation to Agency ARMs and Agency IOs. We believe that there remains a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our Agency RMBS portfolio using a variety of tools, including TBAs.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to our long Agency RMBS had a notional value of $392.9 million and a fair value of $420.0 million as of December 31, 2015, and a notional value of $638.3 million and a fair value of $684.4 million as of September 30, 2015. The lower our net Agency premium, the less we believe that we are exposed to market-wide increases in Agency RMBS prepayments. As of December 31, 2015 and September 30, 2015, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 3.4% and 3.3%, respectively. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 6.3% and 7.2% as of December 31, 2015 and September 30, 2015, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as, with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance based on our diluted net-asset-value-based total return, which measures the change in our diluted book value per share and assumes the reinvestment of dividends at diluted book value per share and the conversion of all convertible units into common shares at their issuance dates. Diluted net-asset-value-based total return was 0.40% and 5.20% for the quarter and year ended December 31, 2015, respectively. Based on our diluted net-asset-value-based total return of 162.06% from our inception (August 17, 2007) through December 31, 2015, our annualized inception-to-date diluted net-asset-value-based total return was 12.19% as of December 31, 2015.

The following table summarizes our operating results for the quarter and year ended December 31, 2015 and the quarter ended September 30, 2015:

	Quarter Ended December 31, 2015	Per Share	% of Average Equity	Quarter Ended September 30, 2015	Per Share	% of Average Equity	Year Ended December 31, 2015	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Interest income and other income	$15,459	$0.45	2.07%	$16,553	$0.48	2.15%	$67,455	$1.98	8.76%
Net realized gain (loss)	1,223	0.04	0.16%	12,119	0.35	1.58%	35,425	1.04	4.60%
Change in net unrealized gain (loss)	(10,257)	(0.30)	(1.37)%	(19,060)	(0.56)	(2.48)%	(44,494)	(1.31)	(5.78)%
Net interest rate hedges(1)	891	0.02	0.12%	(2,853)	(0.08)	(0.37)%	(4,899)	(0.14)	(0.64)%
Net credit hedges and other activities(2)	2,723	0.08	0.36%	6,804	0.20	0.88%	10,671	0.31	1.38%
Interest expense	(1,459)	(0.04)	(0.20)%	(1,453)	(0.04)	(0.19)%	(6,264)	(0.18)	(0.81)%
Other investment related expenses	(1,774)	(0.05)	(0.24)%	(1,473)	(0.04)	(0.19)%	(5,230)	(0.15)	(0.68)%
Total Credit profit (loss)	6,806	0.20	0.90%	10,637	0.31	1.38%	52,664	1.55	6.83%
Agency RMBS:
Interest income	7,974	0.23	1.07%	10,086	0.30	1.31%	35,272	1.03	4.58%
Net realized gain (loss)	1,579	0.05	0.21%	900	0.03	0.12%	9,440	0.28	1.23%
Change in net unrealized gain (loss)	(12,710)	(0.37)	(1.70)%	4,848	0.14	0.63%	(16,332)	(0.48)	(2.12)%
Net interest rate hedges and other activities(1)	5,199	0.15	0.70%	(16,339)	(0.48)	(2.12)%	(17,166)	(0.50)	(2.23)%
Interest expense	(1,391)	(0.04)	(0.19)%	(1,272)	(0.04)	(0.17)%	(4,751)	(0.14)	(0.62)%
Total Agency RMBS profit (loss)	651	0.02	0.09%	(1,777)	(0.05)	(0.23)%	6,463	0.19	0.84%
Total Credit and Agency RMBS profit (loss)	7,457	0.22	0.99%	8,860	0.26	1.15%	59,127	1.74	7.67%
Other interest income (expense), net	10	—	0.00%	4	—	0.00%	(3)	—	0.00%
Other expenses	(5,605)	(0.17)	(0.75)%	(4,937)	(0.14)	(0.64)%	(20,695)	(0.61)	(2.69)%
Net increase in equity resulting from operations	$1,862	$0.05	0.24%	$3,927	$0.12	0.51%	$38,429	$1.13	4.98%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	82			31			340
Net increase in shareholders' equity resulting from operations(6)	$1,780	$0.05	0.24%	$3,896	$0.12	0.51%	$38,089	$1.13	4.98%
Weighted average shares and convertible units(3) outstanding	34,001			34,080			34,066
Average equity (includes non-controlling interests)(4)	$746,091			$769,780			$770,462
Weighted average shares and LTIP units outstanding(5)	33,789			33,868			33,854
Average shareholders' equity (excludes non-controlling interests)(4)	$739,635			$763,446			$764,219

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Includes equity and other relative value trading strategies and related hedges.

(3)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(4)	Average equity and average shareholders' equity are calculated using month end values.

(5)	Excludes Operating Partnership units attributable to non-controlling interests.

(6)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of December 31, 2015 and September 30, 2015:
Investment Portfolio

	December 31, 2015					September 30, 2015
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential Mortgage Loans	$450,262	$272,117	$60.44	$265,855	$59.04	$505,560	$317,076	$62.72	$303,798	$60.09
Non-Agency CMBS and Commercial Mortgage Loans	169,422	98,668	58.24	103,578	61.14	190,393	95,234	50.02	99,481	52.25
ABS and Consumer Loans	150,946	149,149	98.81	150,890	99.96	113,347	111,726	98.57	111,475	98.35
Total Non-Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)	770,630	519,934	67.47	520,323	67.52	809,300	524,036	64.75	514,754	63.60
Agency RMBS:
Floating	15,777	16,615	105.31	16,610	105.29	16,232	17,226	106.12	17,114	105.43
Fixed	800,391	854,178	106.72	850,775	106.29	1,035,035	1,113,616	107.59	1,099,464	106.22
Reverse Mortgages	62,197	66,860	107.50	68,135	109.55	56,281	62,002	110.17	61,717	109.66
Total Agency RMBS(3)	878,365	937,653	106.75	935,520	106.51	1,107,548	1,192,844	107.70	1,178,295	106.39
Total Non-Agency and Agency MBS, Mortgage loans, and ABS and Consumer Loans(2)(3)	$1,648,995	$1,457,587	$88.39	$1,455,843	$88.29	$1,916,848	$1,716,880	$89.57	$1,693,049	$88.32
Agency Interest Only RMBS	n/a	$24,918	n/a	$26,237	n/a	n/a	$28,355	n/a	$29,381	n/a
Non-Agency Interest Only and Principal Only MBS and Other(4)	n/a	18,966	n/a	22,768	n/a	n/a	29,245	n/a	34,673	n/a
TBAs:
Long	$94,602	$98,009	$103.60	$97,914	$103.50	$53,868	$55,116	$102.32	$54,709	$101.56
Short	(580,992)	(612,777)	105.47	(612,749)	105.47	(829,088)	(882,650)	106.46	(880,077)	106.15
Net Short TBAs	$(486,390)	$(514,768)	$105.83	$(514,835)	$105.85	$(775,220)	$(827,534)	$106.75	$(825,368)	$106.47
Short U.S. Treasury Securities	(90,120)	(89,489)	99.30	(89,735)	99.57	(79,750)	(79,953)	100.25	(79,239)	99.36
Short European Sovereign Bonds	(23,907)	(24,562)	102.74	(26,010)	108.80	(24,567)	(25,152)	102.38	(26,044)	106.02
Repurchase Agreements	105,702	105,700	100.00	105,329	99.65	109,591	109,591	100.00	110,060	100.43
Long Corporate Debt	62,530	27,028	43.22	34,786	55.63	62,352	28,247	45.30	34,724	55.69
Short Corporate Debt	(1,120)	(448)	39.96	(676)	60.34	—	—	—	—	—
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	15,926	n/a	16,251	n/a	n/a	16,055	n/a	16,179	n/a
Non-Exchange Traded Corporate Equity	n/a	6,162	n/a	6,347	n/a	n/a	5,951	n/a	5,819	n/a
Short Common Stock	n/a	(1,471)	n/a	(1,878)	n/a	n/a	—	n/a	—	n/a
Real Estate Owned	n/a	12,522	n/a	12,254	n/a	n/a	14,830	n/a	14,714	n/a
Total Net Investments		$1,038,071		$1,046,681			$1,016,515		$1,007,948

(1)	Represents the dollar amount, per $100 of current principal, of the price or cost for the security.

(2)	Excludes non-Agency Interest Only and Principal Only MBS and Other.

(3)	Excludes Agency Interest Only RMBS.

(4)	Other includes equity tranches of CLOs, non-Agency residual MBS, and similar positions.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	December 31, 2015		September 30, 2015
(In thousands)	Notional Value	Fair Value	Notional Value	Fair Value
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$5,926	$(309)	$46,725	$(4,481)
Short CDS on RMBS and CMBS Indices	(95,589)	5,354	(59,146)	2,912
Short CDS on Individual RMBS	(12,176)	6,111	(17,465)	8,665
Net Mortgage-Related Derivatives	(101,839)	11,156	(29,886)	7,096
Long CDS referencing Corporate Bond Indices	793,824	135,752	377,478	34,580
Short CDS referencing Corporate Bond Indices	(1,017,121)	(45,407)	(603,856)	(32,108)
Short CDS on Corporate Bonds	(13,370)	(673)	(11,170)	(452)
Purchased Put Options on CDS on Corporate Bond Indices(2)	138,000	2,050	101,208	898
Written Put Options on CDS on Corporate Bond Indices(3)	(171,750)	(720)	(26,359)	(150)
Written Call Options on CDS on Corporate Bond Indices(4)	(273,100)	(884)	(722,700)	(1,050)
Long Total Return Swaps on Corporate Equities(5)	21,670	—	25,983	4
Short Total Return Swaps on Corporate Equities(5)	(4,106)	—	(4,753)	—
Long Total Return Swaps on Corporate Debt(6)	45,051	(4,577)	41,908	(2,879)
Interest Rate Derivatives:
Long Interest Rate Swaps	675,207	6,976	1,086,418	24,313
Short Interest Rate Swaps	(1,126,600)	(1,967)	(1,543,661)	(27,350)
Long U.S. Treasury Note Futures(7)	44,000	(233)	59,200	172
Long Eurodollar Futures(8)	23,000	17	14,000	38
Short Eurodollar Futures(8)	(396,000)	(280)	(734,000)	(970)
Short U.S. Treasury Note Futures(9)	—	—	(26,300)	(232)
Purchased Payer Swaptions	—	—	73,300	46
Written Payer Swaptions	—	—	(49,700)	(44)
Purchased Receiver Swaptions	—	—	118,000	316
Written Receiver Swaptions	—	—	(207,000)	(221)
Purchased Straddle Swaptions	8,400	(31)	—	—
Written Straddle Swaptions	(13,100)	(125)	—	—
Purchased Call Options on U.S. Treasury Futures(10)	3,900	51	5,800	177
Purchased Put Options on U.S. Treasury Futures(11)	3,900	61	—	—
Written Put Options on U.S. Treasury Futures(12)	—	—	(5,800)	(59)
Total Net Interest Rate Derivatives		4,469		(3,814)
Other Derivatives:
Long Foreign Currency Forwards(13)	2,734	(13)	33,615	(141)
Short Foreign Currency Forwards(14)	(95,326)	1,138	(99,922)	974
Warrants(15)	1,555	150	1,554	100
Mortgage Loan Purchase Commitments(16)	7,713	(8)	4,773	11
Total Net Derivatives		$102,433		$3,069

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of December 31, 2015, derivative assets and derivative liabilities were $162.9 million and $60.5 million, respectively, for a net fair value of $102.4 million, as reflected in "Total Net Derivatives" above. As of September 30, 2015, derivative assets and derivative liabilities were $74.0 million and $70.9 million, respectively, for a net fair value of $3.1 million, as reflected in "Total Net Derivatives" above.

(2)	Represents the option on our part to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(3)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would receive a fixed rate and pay credit protection payments.

(4)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(5)	Notional value represents number of underlying shares times the closing price of the underlying security.

(6)	Notional value represents outstanding principal balance on underlying corporate debt.

(7)
Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of December 31, 2015 and September 30, 2015, a total of 343 and 307 contracts were held, respectively.

(8)	Every $1,000,000 in notional value represents one contract.

(9)	Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of September 30, 2015 a total of 263 contracts were held.

(10)	Represents the option on our part to enter into a futures contract with a counterparty; as of December 31, 2015 and September 30, 2015 39 and 58 call options contracts were held, respectively.

(11)	Represents the option on our part to enter into a futures contract with a counterparty; as of December 31, 2015 39 put options contracts were held.

(12)	Represents the option on the part of a counterparty to enter into a futures contract with us; as of September 30, 2015 58 put options contracts were held.

(13)	Notional amount represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(14)	Notional amount represents U.S. Dollars to be received by us at the maturity of the forward contract.

(15)	Notional amount represents number of warrants.

(16)	Notional amount represents principal balance of mortgage loan purchase commitments. Actual loan purchases are contingent upon successful loan closings in accordance with agreed-upon parameters.
Our net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of December 31, 2015, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$113	$(136)
Agency RMBS - Fixed Pools and IOs	16,190	(20,564)
TBAs	(7,799)	10,499
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	2,463	(2,529)
Interest Rate Swaps	(9,270)	8,882
Options on Interest Rate Swaps and Futures	39	(36)
U.S. Treasury Securities	(2,739)	2,638
Eurodollar and U.S. Treasury Futures	461	(435)
Mortgage-Related Derivatives	(108)	132
Corporate Securities and Derivatives on Corporate Securities	632	(1,483)
Repurchase Agreements and Reverse Repurchase Agreements	(849)	849
	$(867)	$(2,183)

(1)
Based on the market environment as of December 31, 2015. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of December 31, 2015	For the Quarter Ended December 31, 2015		As of September 30, 2015	For the Quarter Ended September 30, 2015
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Credit	$240,869	$231,259	2.50%	$226,955	$255,340	2.26%
Agency RMBS	933,320	1,077,612	0.51%	1,145,839	1,107,020	0.46%
Total Excluding U.S. Treasury Securities	1,174,189	1,308,871	0.86%	1,372,794	1,362,360	0.79%
U.S. Treasury Securities	—	26,489	0.11%	—	16,461	(0.18)%
Total	$1,174,189	$1,335,360	0.85%	$1,372,794	$1,378,821	0.78%
Leverage Ratio (2)	1.59:1			1.81:1

(1)	Borrowed amounts exclude $0.5 million in securitized debt as of September 30, 2015, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $0.5 million as of September 30, 2015.

Repo borrowing rates were generally higher for most of the fourth quarter. Market participants had widely anticipated that the Federal Reserve would raise its target interest rate at the December meeting, which in fact, did occur. This put upward pressure on repo funding costs. In light of the Federal Housing Finance Agency's decision to proceed with its ban of captive insurance company memberships in the Federal Home Loan Bank System, or "FHLB," the need for current member companies to find alternative financing could put additional upward pressure on repo rates for Agency RMBS over the next several months. However, we believe the impact of this development should be mitigated by the abundance of Agency RMBS repo lenders currently active in the market.
From time to time we may have outstanding reverse repo on our positions in long U.S. Treasury securities. As of December 31, 2015 and September 30, 2015 we had no outstanding repo on U.S. Treasury positions, although during each three month period we had such repo. Our leverage ratio decreased to 1.59:1 as of December 31, 2015, as compared to 1.81:1 as of September 30, 2015. This decrease in our leverage ratio was primarily due to the reduced the size of our Agency RMBS portfolio during the fourth quarter, as described above. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
By Remaining Maturity (1)(2)

(In thousands)	As of December 31, 2015		As of September 30, 2015
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$309,951	26.4%	$412,953	30.1%
31-60 Days	229,563	19.6%	297,818	21.7%
61-90 Days	321,723	27.4%	311,288	22.7%
91-120 Days	193,962	16.5%	225,834	16.4%
121-150 Days	—	—%	4,106	0.3%
151-180 Days	25,699	2.2%	22,469	1.6%
181-360 Days	23,877	2.0%	98,326	7.2%
> 360 Days	69,414	5.9%	—	—%
	$1,174,189	100.0%	$1,372,794	100.0%

(1)	Borrowed amounts exclude $0.5 million in securitized debt as of September 30, 2015, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

Substantially all of our borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, we also had a de minimis amount of securitized debt outstanding as of September 30, 2015 which was fully repaid as of December 31, 2015. The weighted average remaining term on our reverse repos as of December 31, 2015 increased to 100 days from 76 days as of September 30, 2015. As of December 31, 2015 as compared to September 30, 2015, we had less repo outstanding related to Agency RMBS (which tends to be shorter in term than our repo related to our Credit holdings), and during the fourth quarter we extended the terms of one of our repo facilities related to our Credit holdings.
Our borrowings outstanding under reverse repos were with a total of eighteen counterparties as of December 31, 2015. As of December 31, 2015, we held liquid assets in the form of cash and cash equivalents in the amount of $183.9 million.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, over average equity, was 3.0% and 2.6% for the quarters ended December 31, 2015 and September 30, 2015, respectively. The quarter-over-quarter increase in our expense ratio was principally related to professional fees incurred in connection with our new financing agreements as well as other transactional and corporate matters. For the year ended December 31, 2015, our expense ratio was 2.7%. We did not incur incentive fee expense for either the third or fourth quarters, or for the year ended December 31, 2015.
Dividends
On February 9, 2016, our Board of Directors declared a dividend of $0.50 per share for the fourth quarter of 2015, payable on March 15, 2016 to shareholders of record on March 1, 2016. We expect to continue to recommend quarterly dividends of $0.50 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 3, 2015, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.7 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations.
During the three month period ended December 31, 2015, and in accordance with the guidance we provided last quarter we repurchased 291,106 shares at an average price per share of $17.23 and a total cost of $5.0 million. In addition to making discretionary repurchases during our open trading windows, we also entered into a 10b5-1 plan to maximize the number of trading days available to implement these repurchases.
We expect to continue to repurchase approximately $5.0 million of our shares each quarter until our price-to-book ratio recovers or other significant conditions change. From inception of the repurchase plan through December 31, 2015, we repurchased 325,613 shares at an average price per share of $17.32 and a total cost of $5.6 million.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related assets, including residential mortgage-backed securities, residential mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity securities, collateralized loan obligations, consumer loans and asset-backed securities backed by consumer and commercial assets, non-mortgage-related derivatives, and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Wednesday, February 17, 2016, to discuss our financial results for the quarter ended December 31, 2015. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 34341374. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."

A dial-in replay of the conference call will be available on Wednesday, February 17, 2016, at approximately 2 p.m. Eastern Time through Wednesday, February 24, 2016 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 34341374. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 13, 2015 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
(In thousands, except per share amounts)	December 31, 2015	September 30, 2015	December 31, 2015
Investment income
Interest income	$23,091	$26,440	$101,783
Other income	932	565	2,813
Total investment income	24,023	27,005	104,596
Expenses
Base management fee	2,772	2,849	11,493
Interest expense	3,186	3,073	12,112
Other investment related expenses	1,774	1,473	5,612
Other operating expenses	2,835	2,087	9,203
Total expenses	10,567	9,482	38,420
Net investment income	13,456	17,523	66,176
Net realized gain (loss) on:
Investments	2,129	8,477	34,384
Financial derivatives, excluding currency forwards	(1,512)	1,943	(15,096)
Financial derivatives—currency forwards	2,847	415	4,738
Foreign currency transactions	(1,981)	(2,555)	(3,073)
	1,483	8,280	20,953
Change in net unrealized gain (loss) on:
Investments	(16,914)	(20,772)	(56,869)
Financial derivatives, excluding currency forwards	4,552	(3,354)	9,498
Financial derivatives—currency forwards	291	(153)	377
Foreign currency translation	(1,006)	2,403	(1,706)
	(13,077)	(21,876)	(48,700)
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	(11,594)	(13,596)	(27,747)
Net increase in equity resulting from operations	1,862	3,927	38,429
Less: Increase in equity resulting from operations attributable to non-controlling interests	82	31	340
Net increase in shareholders' equity resulting from operations	$1,780	$3,896	$38,089
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.05	$0.12	$1.13
Weighted average shares and LTIP units outstanding	33,789	33,868	33,854
Weighted average shares and convertible units outstanding	34,001	34,080	34,066

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	December 31, 2015	September 30, 2015	December 31, 2014(1)
ASSETS
Cash and cash equivalents	$183,909	$139,395	$114,140
Restricted cash	4,857	5,580	—
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,672,400, $1,883,248, and $2,122,326)	1,661,118	1,894,679	2,172,082
Financial derivatives–assets, at fair value (Net cost – $163,943, $60,525, and $61,560)	162,905	73,994	80,029
Repurchase agreements (Cost – $105,329, $110,060, and $172,001)	105,700	109,591	172,001
Total Investments, financial derivatives, and repurchase agreements	1,929,723	2,078,264	2,424,112
Due from brokers	141,605	163,066	146,965
Receivable for securities sold and financial derivatives	705,748	909,106	1,237,592
Interest and principal receivable	20,444	25,794	20,611
Other assets	5,269	2,727	1,935
Total assets	$2,991,555	$3,323,932	$3,945,355
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $731,048, $985,360, and $1,290,091)	$728,747	$987,755	$1,291,370
Financial derivatives–liabilities, at fair value (Net proceeds – $56,200, $48,316, and $33,555)	60,472	70,925	66,116
Total investments and financial derivatives	789,219	1,058,680	1,357,486
Reverse repurchase agreements	1,174,189	1,372,794	1,669,433
Due to brokers	114,797	2,831	22,224
Payable for securities purchased and financial derivatives	165,365	121,645	98,747
Securitized debt (Proceeds – $0, $499, and $749)	—	503	774
Accounts payable and accrued expenses	3,626	2,807	2,798
Base management fee payable	2,773	2,849	2,963
Interest and dividends payable	1,806	2,185	2,386
Other liabilities	828	1,297	—
Total liabilities	2,252,603	2,565,591	3,156,811
EQUITY	738,952	758,341	788,544
TOTAL LIABILITIES AND EQUITY	$2,991,555	$3,323,932	$3,945,355
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(33,126,012, 33,417,118, and 33,449,678 shares issued and outstanding)	$722,360	$742,494	$772,811
Additional paid-in capital–LTIP units	9,689	9,591	9,344
Total Shareholders' Equity	732,049	752,085	782,155
Non-controlling interests	6,903	6,256	6,389
Total Equity	$738,952	$758,341	$788,544
PER SHARE INFORMATION:
Common shares, no par value	$22.10	$22.51	$23.38
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (2)	$21.80	$22.22	$23.09

(1)	Derived from audited financial statements as of December 31, 2014.

(2)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.